Exhibit 4.1

termination Agreement

This termination agreement (the “Agreement”) is made and entered into as of December 15, 2022 by and among BIMI International Medical Inc., a company organized under the laws of the state of Delaware, the U.S.A. (“Parent”), BIMI HOSPITAL MANAGEMENT (Chongqing) Co., Ltd. (formerly known as BIMAI HOSPITAL MANAGEMENT (CHONGQING) CO., LTD.) , a company organized under the laws of the PRC (“Buyer”), BENGBU MARY OB-GYN HOSPITAL CO., LTD., a company organized under the laws of the PRC (the “Company”), RENBAO CHEN, a Chinese citizen residing in the PRC (“Chen”) and BENGBU MARY OB-GYN HOSPITAL, a PRC organization (“Mali”). Chen and Mali may be referred to herein individually as a “Seller” and collectively as “Sellers.” Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated as of December 20, 2021 (the “Original Agreement”), whereby Buyer contemplated the purchase of all the issued and outstanding shares of capital stock of the Company from Sellers, in consideration of an aggregate purchase price of US$16,750,000;

Whereas, as of the date hereof, the Closing Stock Payment in the form of 3,000,000 Parent Shares have been delivered to Sellers and Third Party Beneficiaries pursuant to the Original Agreement;

Whereas, the closing of the Original Agreement has not taken place as of the date hereof;

WHEREAS, due to a 1-for-5 reverse stock split of Parent on February 2, 2022 and a 1-10 reverse stock split of Parent on December 9, 2022, the 3,000,000 Parent Shares issued to Sellers were consolidated into 60,000 Parent Shares; and

WHEREAS, the Parties desire to terminate the Original Agreement by mutual consent as permitted in Section 11.1 (c) of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Termination.

1.1 Immediately after the signing of this Agreement, each of Sellers and Third Party Beneficiaries shall execute and deliver a transfer agent instruction in substantially the form of Exhibit A and all other documents as requested by Buyer in order to cause the return to Parent of the 60,000 Parent Shares, which were previously issued to Sellers and Third Party Beneficiaries.

1.2 The Original Agreement will terminate effective as of the date of the return of the Parent Shares and shall be of no further force or effect.

1.3 Upon the termination of the Original Agreement, all further obligations of the Parties under the Original Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 thereof will survive. None of Buyer, Parent, nor any of their Related Parties will have any debt, obligation or liability to any Seller or Third Party Beneficiary in connection with or resulting from the Original Agreement. Each Party, on behalf of itself and its respective Related Parties, hereby unconditionally and irrevocably releases the other Party and its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from, in connection with or resulting from the Original Agreement.

2. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4. Governing Law; jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all the Parties. In the event a proceeding is commenced to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses payable by the prevailing party to his or its attorneys, accountants and other professionals in connection with that proceeding.

5. Representation by Counsel. Each of the Parties has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BIMI HOspital management (Chongqing) co., ltd.

By:	/s/ Wangjin Wu
Name:	Wangjin Wu
Title:	Legal Representative

PARENT:

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLERS:

Renbao Chen

By:	/s/ Renbao Chen
Name:	Renbao Chen
Address:	Room 1002, Unit 3, Building 007, Jiulonghu Apartments, Gulou District, Xu Zhou, Jiangsu Province, PRC

Bengbu Mali OB-GYN hospital

By:	/s/ Jiansen Chen
Name:	Jiansen Chen
Title:	President

COMPANY:

Bengbu Mali OB-GYN hospital co., ltd.

By:	/s/ Jiansen Chen
Name:	Jiansen Chen
Title:	President

Third party beneficiaries:

DI LIU

By:	/s/ Di Liu
Name:	Di Liu
Address:	1-2-301, District 7, Shijishequ, Zhenxing Road, Xinglongtai District, Panjin,

Liaoning Province, PRC

LIJUN YU

By:	/s/ Lijun Yu
Name:	Lijun Yu
Address:	54-2-302, Xianfeng Area, Xianfeng Community, Xinglong Road, Xinglongtai District, Panjin, Liaoning Province, PRC

GUILI ZHANG

By:	/s/ Guili Zhang
Name:	Guili Zhang

Address:	1-15-33, Hongqiwei, Qingshui Street, Shenbei New District, Shenyang, Liaoning Province, PRC

jingbo wen

By:	/s/ Jingbo Wen
Name:	Jingbo Wen

Address:	No. 1 Lianmeng Road, Unit 1, Room 302, Kaiyuan, Liaoning Province, PRC

renhua chen

By:	/s/ Renhua Chen
Name:	Renhua Chen

Address:	Bengbu Tower, Room 613, Boshan District, Bengbo, Anhui Province, PRC

yang biao

By:	/s/ Biao Yang
Name:	Biao Yang

Address:	Tianyi Garden, Tower 11, Unit 3, Room 402, Yuhui District, Bengdbu, Anhui Province, PRC

Exhibit A Transfer Agent Instructions

Date:

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

The undersigned, the record and beneficial owner of _________ shares (the “Subject Shares”) of common stock of BIMI International Medical Inc. (“BIMI”) held in a DRS account (AST Account number _______), hereby unconditionally and irrevocably instructs American Stock Transfer & Trust Company, LLC (“AST”), BIMI’s transfer agent, to transfer the Subject Shares to BIMI. The undersigned consents to BIMI’s instructions to AST in substantially the form as Appendix I attached hereto.

The undersigned hereby agrees to indemnify and hold harmless AST, its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter.

Sincerely,

By:
Name:

Appendix I

(BIMI Company Letterhead)

Date

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

I am writing to you on behalf our company, of BIMI International Medical Inc. (“BIMI”). We have entered into agreements with certain of our shareholders whereby they have agreed to return to us an aggregate of ______ shares of our Common Stock. In your capacity as transfer agent for BIMI, you hereby authorized and instructed to cancel and retire the _______ shares as detailed in Schedule I hereto.

BIMI hereby agrees to indemnify and hold harmless American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter in connection with cancelation of the _______ shares of BIMI currently held in in book-entry positions with AST.

Thank you for your assistance and please let me know if you have any questions.

Sincerely,

Name:	Tiewei Song
Title:	CEO

Schedule I